EXHIBIT (J)
CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 34 to the Registration Statement on Form N-1A of Fidelity Financial Trust: Fidelity Convertible Securities Fund, Fidelity Equity-Income II Fund and Fidelity Retirement Growth Fund, of our reports dated January 8, 1999 on the financial statements and financial highlights included in the November 30, 1998 Annual Reports to Shareholders of Fidelity Convertible Securities Fund, Fidelity Equity-Income II Fund and Fidelity Retirement Growth Fund.
We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Auditor" in the Statement of Additional Information.
 /s/PricewaterhouseCoopers LLP
 PricewaterhouseCoopers LLP
Boston, Massachusetts
January 25, 1999